Exhibit 99.01

Planet Payment Announces Fourth Quarter and Year  End 2015 Results

Full Year 2015 Revenue Increased 11% to $52.8 million

LONG BEACH, N.Y., March 2, 2016 — Planet Payment, Inc. (NASDAQ:PLPM), a provider of international payment and transaction processing and multi-currency processing services,  today announced its results for the fourth quarter and year ended December 31, 2015.

Financial Highlights for the Fourth Quarter Ended December 31, 2015

•	Total revenue for the quarter grew 18% to $15.4 million, compared to $13.0 million for 2014.
•

Net income for the quarter was $6.7 million compared to $2.0 million for 2014.     Included in net income for the current quarter is a net benefit to our income tax provision of $4.8 million due in large part to the reversal of a portion of our deferred tax asset valuation allowance.  Excluding this effect net income would have been $1.9 million.

•	Adjusted EBITDA for the quarter grew 13% to $3.9 million, compared to $3.5 million for 2014.

Financial Highlights for the Year Ended December 31, 2015

•	Total revenue for the year grew 11% to $52.8 million, compared to $47.4 million for 2014.
•

Net income for the year was $10.4 million compared to $3.2 million for 2014.    Included in net income for the year is a net benefit to our income tax provision of $4.8 million due in large part to the reversal of a portion of our deferred tax asset valuation allowance.  Excluding this effect, net income would have been $5.6 million.

•	Adjusted EBITDA for the year grew 24% to $11.6 million, compared to $9.4 million for 2014.

Refer to Table 1 for reconciliation of net income to Adjusted EBITDA (a non-GAAP measure).

Operational Highlights

•	Executed contract extension with Global Payments for existing 13 countries and expansion of service into new markets.
•	Executed extensions of Multi-Currency Processing Agreements with Cielo S.A. in Brazil and Grupo Financiero Banorte in Mexico.
•	Launched Pay in Your Currency® with CIMB Bank in Malaysia.
•	Signed Multi-Currency Processing Agreement with Kenya Commercial Bank.
•	Signed Multi-Currency Processing Agreement and launched integrated hospitality solution with BBVA Bancomer in Mexico.
•	Executed agreement with Moneris to deliver Multi-Currency Processing solutions to merchants in Canada.
•	Executed new agreement with Visa to deliver end-to-end processing solutions to acquirers in emerging and frontier markets.

Outlook for Fiscal Year 2016

•	Net revenue for the year is estimated to be in the range of $57.0 million and $59.2 million.
•

Net income for the year is estimated to be in the range of  $8.6 million and $9.6 million. The guidance for net income assumes an effective tax rate of approximately 8% and does not assume a further reduction in our tax valuation allowance.

•	Adjusted EBITDA for the year is estimated to be in the range of $14.1 million and $15.1 million (see Table 3 for reconciliation of prospective net income to Adjusted EBITDA).
•

Fully diluted earnings per share is estimated to be in the range of $0.14 and $0.16 based on 52.5 million fully diluted common shares outstanding. The guidance for diluted earnings per share does not assume a further reduction of our shares through our stock repurchase program after February 29th.

Stock Repurchase Program

For the year ended December 31, 2015, we repurchased 3.1 million shares for an aggregate price of $7.1 million. These repurchases bring our total common stock repurchased under the program through December 31, 2015 to 3.6 million shares for an aggregate price of $7.9 million.

From January 1, 2016 to February 29, 2016, we repurchased approximately 0.9 million shares of common stock for an aggregate price of $2.6 million. The total amount of common stock repurchased under the program through February 29, 2016 was 4.5 million shares for an aggregate price of $10.5 million.  As of February 29, 2016, $3.0 million remains available for repurchase under the program.

“The Company achieved several significant financial milestones this past year, including double digit revenue growth, with Q4 marking our 7th consecutive quarter of profitability,” said Carl Williams, Chairman and Chief Executive Officer of Planet Payment, “Our strong results for the year demonstrate our commitment to the execution of our strategic plan which has placed Planet Payment on a path for strong and predictable revenue growth and increasing profitability.”

Conference Call

The Company will host a conference call to discuss fourth quarter and year-end 2015 financial results today at 5:00 pm New York time.  Carl Williams, Chairman and Chief Executive Officer, Robert Cox, President and Chief Operating Officer, and Raymond D’Aponte, Chief Financial Officer, will host the call.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 407-3982, or for international callers (201) 493-6780.  A replay will be available approximately two hours after the call concludes and can be accessed on our website or by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 13598683.  The replay will be available until our next earnings call on our website or via telephone until Wednesday,  March 9, 2016.

Additional analysis of the Company’s performance can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Annual Report on Form 10-K for the year ended December 31, 2015 to be filed at www.sec.gov and posted on the Company’s investor relations website.

About Planet Payment

Planet Payment is a provider of international payment and transaction processing and multi-currency processing services. We provide our services in 21 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 70 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services, are integrated within the payment card transaction flow, enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information, follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include “forward-looking statements.” All statements other than statements of historical facts included herein, including, without limitation, those regarding the financial position, business strategy, plans and objectives of management for future operations of both Planet Payment and its business partners, net revenue, net income, Adjusted EBITDA, diluted earnings per share, future service launches with customers and new initiatives and customer pipeline are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in the future, which assumptions may or may not be fulfilled in practice. Implementation of some or all of the new services referred to is subject to regulatory or other third party approvals.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all; regulatory changes and changes in card association regulations and practices; changes in domestic and international economic conditions; and changes in volume of international travel and commerce and others. Additional risks may arise with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s Annual Report Form 10-K for the year ended December 31, 2015 to be filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Enquiries:

Planet Payment, Inc. Raymond D’Aponte (CFO)	Tel: + 1 516 670 3200 www.planetpayment.com

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this statement.  Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude: (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based compensation expense and (6) certain other items management believes affect the comparability of operating results. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1. Reconciliation of Net Income to Adjusted EBITDA

For the three months and year ended December 31, 2015 and 2014

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
ADJUSTED EBITDA:
Net income	$6,669,523	$1,962,136	$10,362,448	$3,160,385
Interest expense	18,760	17,935	57,575	65,122
Interest income	(396)	(504)	(1,579)	(2,212)
(Benefit) provision for income taxes	(4,278,766)	494,225	(3,970,360)	800,463
Depreciation and amortization	924,770	708,726	3,099,990	3,016,783
Stock-based compensation expense	613,415	281,963	1,774,232	1,109,303
Restructuring charges	—	31,648	283,726	1,227,204
Adjusted EBITDA (non-GAAP)	$3,947,306	$3,496,129	$11,606,032	$9,377,048

Table 2.  Explanation of Key Metrics

	Year ended December 31,
	2015	2014
KEY METRICS:
Consolidated gross billings(1)	$147,805,897	$127,883,982
Total settled dollar volume processed(2)	$8,263,216,174	$6,963,223,929
Total active merchant locations (at period end)(3)	118,019	87,567
Total settled transactions processed(4)	227,477,823	110,668,517
Multi-currency processing services key metrics:
Active merchant locations (at period end)(3)	44,748	39,651
Settled transactions processed(5)	14,854,066	13,423,672
Gross foreign currency mark-up(6)	$128,454,248	$111,469,328
Settled dollar volume processed(7)	$2,856,768,185	$2,651,052,999
Average net mark-up percentage on settled dollar volume processed(8)	1.15%	1.12%
Payment processing services key metrics:
Active merchant locations (at period end)(3)	74,997	48,702
Payment processing services revenue(9)	$19,351,649	$16,414,654
Settled transactions processed(10)	213,093,249	97,509,492
Settled dollar volume processed(11)	$5,472,138,032	$4,347,230,673

(1)	Represents gross foreign currency mark-up plus payment processing services revenue (see footnote 9).
(2)

Represents total settled dollar volume processed through both our multi-currency and payment processing services.  For the year ended December 31, 2014, total settled dollar volume processed was updated from the amount originally reported of $8,226,291,479.

(3)

We consider a merchant location to be active as of a date if the merchant completed at least one revenue‑generating transaction at the location during the 90‑day period ending on such date.  For the year ended December 31, 2014, total active merchant locations was updated from the amount originally reported of 93,381.  In addition, for the year ended December 31, 2014, multi-currency processing active merchant locations was updated from the amount originally reported of 43,624, and payment processing services active merchant locations was updated from the amount originally reported of 49,779.  The total number of active merchant locations exceeds the total number of merchants, as merchants may have multiple locations. As of December 31, 2015 and 2014, there were 1,726 and 786 active merchant locations, respectively, included in both multi-currency and payment processing active merchant locations but are not included in total active merchant locations, in order to eliminate counting these locations twice. For the year ended December 31, 2014, active merchant locations included in both multi-currency and payment processing was updated from the amount originally reported of 22.

(4)

Represents total settled transactions (excluding other transaction types such as authorizations and rate look‑ups).  For the year ended December 31, 2014, total settled transactions processed was updated from the amount originally reported of 107,892,854.

(5)	Represents settled transactions processed using our multi-currency processing services (excluding other transaction types such as authorizations and rate look-ups).
(6)

Represents the gross foreign currency mark‑up amount on settled dollar volume processed using our multi‑currency processing services. Gross foreign currency mark‑up represents multi‑currency processing services net revenue plus amounts paid to acquiring banks and their merchants associated with such multi‑currency processing transactions. Management believes this metric is relevant because it provides the reader an indication of the gross mark‑up derived from multi‑currency transactions processed through our platform during a given period.

(7)	Represents the total settled dollar volume processed using our multi‑currency processing services.
(8)

Represents the average net foreign currency mark‑up percentage earned on settled dollar volume processed using our multi‑currency processing services. The average net mark‑up percentage on settled dollar volume processed is calculated by taking the reported total multi‑currency processing services net revenue ($32.8 million and $29.6 million for the years ended December 31, 2015 and 2014) and dividing by settled dollar volume processed.  For purposes of calculating “Average net mark-up percentage on settled dollar volume processed,” multi-currency processing services revenue includes revenue related to multi-currency transactions only. For the year ended December 31, 2014, average net foreign currency mark-up percentage earned on settled dollar volume processed using our multi-currency processing services was updated to include revenue related to multi-currency transactions only.

(9)	Represents revenue earned and reported on payment processing services.
(10)

Represents settled transactions processed using our payment processing services (excluding other transaction types such as authorizations and rate look‑ups).  For the year ended December 31, 2014, settled transactions processed using our payment processing services was updated from the originally reported amount of 94,469,182.

(11)

Represents the total settled dollar volume processed using our payment processing services.  For the year ended December 31, 2014, total settled dollar volume processed using our payment processing services was updated from the originally reported amount of $5,575,238,480.

Table 3. Reconciliation of Prospective Net Income to Adjusted EBITDA

For the year ending December 31, 2016

	Range
	Millions
ADJUSTED EBITDA:	Low	High
Net income	$8.6	$9.6
Interest expense, net	0.1	0.1
Provision for income taxes	0.7	0.7
Depreciation and amortization	2.7	2.7
Stock-based compensation expense	2.0	2.0
Adjusted EBITDA (non-GAAP)	$14.1	$15.1

Planet Payment, Inc.

Consolidated Balance Sheets

	December 31,
	2015	2014

Current assets:
Cash and cash equivalents	$14,675,515	$9,837,791
Restricted cash	5,050,147	4,167,560
Accounts receivable, net of allowances of $0.1 million as of December 31, 2015 and December 31, 2014	6,406,496	6,948,595
Prepaid expenses and other assets	1,800,566	1,136,821
Total current assets	27,932,724	22,090,767
Other assets:
Restricted cash	551,917	432,094
Property and equipment, net	1,811,619	2,139,747
Software development costs, net	3,964,454	4,612,457
Intangible assets, net	1,378,264	2,046,700
Goodwill	286,852	319,671
Deferred tax asset and other long-term assets	8,581,082	2,289,858
Total other assets	16,574,188	11,840,527
Total assets	$44,506,912	$33,931,294
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$306,520	$512,057
Accrued expenses	6,438,600	2,918,645
Due to merchants	5,240,427	4,352,199
Current portion of capital leases	290,911	458,812
Total current liabilities	12,276,458	8,241,713
Long-term liabilities:
Other long-term liabilities	1,666,938	1,560,310
Total long-term liabilities	1,666,938	1,560,310
Total liabilities	13,943,396	9,802,023
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock—10,000,000 shares authorized as of December 31, 2015 and December 31, 2014, $0.01 par value: Series A—2,243,750 issued and outstanding as of December 31, 2015 and December 31, 2014; $8,975,000 aggregate liquidation preference	22,438	22,438
Common stock—250,000,000 shares authorized as of December 31, 2015 and December 31, 2014, $0.01 par value, and 56,191,389 issued and 52,585,503 shares outstanding as of December 31, 2015, and 55,680,999 issued and 55,177,899 shares outstanding as of December 31, 2014	561,914	556,810
Treasury stock, at cost, 3,605,886 shares and 503,100 shares as of December 31, 2015 and December 31, 2014, respectively	(7,883,012)	(822,603)
Additional paid-in capital	106,741,026	103,277,253
Accumulated other comprehensive loss	(510,445)	(173,774)
Accumulated deficit	(68,368,405)	(78,730,853)
Total stockholders’ equity	30,563,516	24,129,271
Total liabilities and stockholders’ equity	$44,506,912	$33,931,294

Planet Payment, Inc.

Consolidated Statements of Income

	Year ended December 31,
	2015	2014	2013
Revenue:
Net revenue	$52,815,088	$47,368,739	$46,566,065
Operating expenses:
Cost of revenue:
Payment processing service fees	10,903,660	10,403,679	11,236,262
Processing and service costs	14,860,804	13,483,282	13,048,294
Total cost of revenue	25,764,464	23,886,961	24,284,556
Selling, general and administrative expenses	20,408,308	18,370,691	22,241,656
Restructuring charges	283,726	1,227,204	—
Total operating expenses	46,456,498	43,484,856	46,526,212
Income from operations	6,358,590	3,883,883	39,853
Other income (expense):
Interest expense	(57,575)	(65,122)	(66,905)
Interest income	1,579	2,212	1,038
Other income	89,494	139,875	88,889
Total other income, net	33,498	76,965	23,022
Income from operations before benefit (provision) for income taxes	6,392,088	3,960,848	62,875
Benefit (provision) for income taxes	3,970,360	(800,463)	(40,869)
Net income	$10,362,448	$3,160,385	$22,006
Basic net income per share applicable to common stockholders	$0.17	$0.05	$0.00
Diluted net income per share applicable to common stockholders	$0.17	$0.05	$0.00
Weighted average common stock outstanding (basic)	52,545,934	53,494,952	52,943,203
Weighted average common stock outstanding (diluted)	53,271,248	54,633,181	54,465,285

Planet Payment, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$10,362,448	$3,160,385	$22,006
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	1,811,156	1,263,660	1,227,369
Depreciation and amortization expense	3,099,990	3,016,783	2,872,167
Provision for doubtful accounts	8,388	46,652	326,457
Deferred tax benefit	(5,478,818)	—	(583,420)
Disposal of property and equipment	—	—	4,979
Gain on insurance settlement	—	—	(301,281)
Changes in operating assets and liabilities:
(Increase) decrease in settlement assets	(957,909)	1,055,984	(703,407)
Decrease (increase) in accounts receivables, prepaid expenses and other current assets	346,422	(743,358)	(657,188)
Decrease (increase) in other long-term assets	911,138	(62,992)	(482,065)
Increase (decrease) in accounts payable and accrued expenses	1,292,718	(2,005,464)	336,367
Increase (decrease) in due to merchants	963,550	(419,222)	472,760
Other	(172,661)	(66,529)	(14,594)
Net cash provided by operating activities	12,186,422	5,245,899	2,520,150
Cash flows from investing activities:
Insurance proceeds	—	—	401,281
Increase in restricted cash	(44,501)	(1,738,571)	(26,638)
(Decrease) increase in merchant reserves	(75,322)	1,752,521	—
Purchase of property and equipment	(183,090)	(117,412)	(828,730)
Capitalized software development	(1,102,765)	(1,292,314)	(1,443,010)
Purchase of intangible assets	(20,979)	(125,980)	(162,181)
Net cash used for investing activities	(1,426,657)	(1,521,756)	(2,059,278)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,657,591	934,032	589,131
Principal payments on capital lease obligations	(519,223)	(570,249)	(479,992)
Purchase of treasury stock	(7,060,409)	(822,603)	—
Net cash (used for) provided by financing activities	(5,922,041)	(458,820)	109,139
Effect of exchange rate changes on cash and cash equivalents(*)	—	—	—
Net increase in cash and cash equivalents	4,837,724	3,265,323	570,011
Cash and cash equivalents at beginning of period	9,837,791	6,572,468	6,002,457
Cash and cash equivalents at end of period	$14,675,515	$9,837,791	$6,572,468
Supplemental disclosure:
Cash paid for:
Interest	$33,499	$64,585	$63,352
Income taxes	765,380	765,807	568,055
Non-cash investing and financing activities:
Common stock issued for stock options and warrants exercised	184	1,390	2,273
Assets acquired under capital leases	156,129	429,611	728,082
Accrued capitalized hardware, software and fixed assets	57,163	74,017	27,566
Capitalized stock-based compensation	33,001	52,473	52,133

(*)For the years ended December 31, 2015, 2014 and 2013, the effect of exchange rate changes on cash and cash equivalents was immaterial.